EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GLOBAL NET LEASE REPORTS THIRD QUARTER 2020 RESULTS
Company to Host Investor Conference Call Today at 1 PM Eastern

New York, November 5, 2020 - Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”), a real estate investment trust focused on the acquisition and management of primarily single-tenant industrial and office properties leased long-term to high quality corporate tenants in select markets in the United States, Europe and Canada, announced today its financial and operating results for the quarter ended September 30, 2020.

Third Quarter 2020 and Subsequent Events Highlights

•Revenue increased 6.1% to $82.7 million from $77.9 million in third quarter 2019
•Net loss was $0.5 million as compared to net income of $6.9 million in third quarter 2019 and $1.0 million in the second quarter
•Net operating income ("NOI") grew 7.8% to $75.2 million from $69.7 million in third quarter 2019
•Core Funds from Operations (“Core FFO”) was $34.6 million as compared to $38.6 million in third quarter 2019
•Adjusted Funds from Operations (“AFFO”) was $40.9 million as compared to $40.2 million in the prior year quarter
•AFFO per share was $0.46 as compared to $0.47 in third quarter 2019 and up from $0.44 last quarter
•Distributed $35.8 million, or $0.40 per share, in common dividends to shareholders
•Ample Liquidity with cash and cash equivalents of $392 million1
•Collected 97% of third quarter cash rents, including 99% from Top 20 tenants, as of October 31, 20202
•Acquired three industrial and office properties for $23.4 million3 at a weighted-average going-in capitalization4 rate of 7.26% and a weighted-average capitalization rate5 of 7.98% with 12 years of weighted-average remaining lease term6
•Closed over $168 million of acquisitions year-to-date through the end of September 2020 at a weighted average going-in capitalization rate of 7.12% and a weighted average capitalization rate of 8.49%
•Acquisitions pipeline of $153 million in industrial assets and $5 million of office assets7
•Portfolio 99.6% leased with 8.7 years of weighted average remaining lease term8, up from 8.0 years in prior year quarter
•High quality tenants are 65% investment grade or implied investment grade, including nine out of the top ten tenants, based on straight-line rent
•Increased industrial/distribution assets by 4% year over year based on annualized straight-line rent

"We are very encouraged by all that we have accomplished this year, despite many challenges, and our portfolio has continued to perform brilliantly, driving growth in revenue and AFFO per share," said James Nelson, CEO of GNL. "We collected 97% of cash rent in the quarter and resumed our accretive acquisitions program which, combined with a thoughtfully constructed pipeline, will result in over $330 million of high-quality acquisitions. We have ample liquidity to act on this acquisitions plan and have no near-term debt maturities. We remain committed to intentionally building a resilient, best-in-class portfolio of industrial, distribution and office properties as we move forward."

	Three Months Ended September 30,		Three Months Ended June 30,
(In thousands, except per share data)	2020	2019	2020
Revenue from tenants	$82,711	$77,942	$81,109

Net (loss) income attributable to common stockholders	$(502)	$6,860	$966
Net (loss) income per diluted common share	$(0.01)	$0.08	$0.01

NAREIT defined FFO attributable to common stockholders	$34,547	$37,878	$35,103
NAREIT defined FFO per diluted common share	$0.39	$0.44	$0.39

Core FFO attributable to common stockholders	$34,622	$38,633	$35,445
Core FFO per diluted common share	$0.39	$0.45	$0.39

AFFO attributable to common stockholders	$40,876	$40,235	$39,777
AFFO per diluted common share	$0.46	$0.47	$0.44

Property Portfolio

The Company’s portfolio of 299 net lease properties is located in 10 countries and comprised of 34.7 million rentable square feet leased to 127 tenants across 47 industries at September 30, 2020. The real estate portfolio metrics include:

•99.6% leased with a remaining weighted-average lease term of 8.7 years, up from 8.0 years in 2019
•93.4% of the portfolio contains contractual rent increases based on square footage
•65% of portfolio annualized straight-line rent derived from investment grade and implied investment grade rated tenants9
•63% U.S. and 37% Europe (based on annualized straight-line rent)
•48% Office, 47% Industrial / Distribution and 5% Retail (based on an annualized straight-line rent)

Rent Collection

The Company collected 97% of cash rents that were payable in the third quarter of 2020 as of October 31, 2020, including 99% of the cash rent payable from the top 20 tenants in the portfolio (measured based on annualized cash rent as of September 30, 2020), which represent 49% of GNL's third quarter cash rent. On a geographic basis, GNL collected 99% of the cash rent payable from U.K. based assets, 99% from European tenants and 96% of tenants located in the U.S.

Acquisition Activity

During the third quarter 2020, the Company acquired three net leased assets for an aggregate contract purchase price of approximately $23.4 million. These assets were purchased at a weighted average going-in capitalization rate of 7.26% and an overall weighted average capitalization rate of 7.98%, with a weighted average remaining lease term of 12 years.

Capital Structure and Liquidity Resources

As of September 30, 2020, the Company had $300.0 million of cash and cash equivalents. The Company’s net debt to enterprise value was 51.8% with an enterprise value of $3.5 billion based on the quarter end closing share price of $15.90 for common stock, $25.70 for the Series A preferred stock and $25.19 for the Series B preferred stock, with net debt of $1.8 billion10, including $1.4 billion of mortgage debt.

As of September 30, 2020, the percentage of debt that is fixed rate (including variable rate debt fixed with swaps) decreased to 90.5% from 93.0% as of September 30, 2019. The Company’s total combined debt had a weighted average interest rate of 3.1% resulting in an interest coverage ratio of 3.8 times11. Weighted-average debt maturity based on outstanding principal balance of the debt on the last day of the applicable quarter decreased to 5.1 years as of September 30, 2020 from 5.7 years at September 30, 2019.

Footnotes/Definitions

1 Liquidity includes $92.0 million of availability under the credit facility and $300.0 million of cash and cash equivalents.
2 This information may not be indicative of any future period. The impact of the COVID-19 pandemic on the Company’s rental revenue for the third quarter of 2020 and thereafter cannot be determined at present. The ultimate impact on our future results of operations and liquidity will depend on the overall length and severity of the COVID-19 pandemic, which management is unable to predict.
3 Represents the contract purchase price and excludes acquisition costs which are capitalized per GAAP.
4 Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average going-in capitalization rate is based upon square feet of the date of acquisition.
5 Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease. Capitalization rate is calculated by dividing the average annualized straight-line rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average capitalization rate is based upon square feet.
6    The weighted average remaining lease term in years is based upon square feet as of the date of acquisition.
7    Represents non-binding letters of intent that may not lead to definitive agreements. There can be no assurance we will complete these acquisitions, on the contemplated terms and conditions, if at all
8 Weighted-average remaining lease term in years is based on square feet as of September 30, 2020.
9     As used herein, “Investment Grade Rating” includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied Investment Grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody's analytical tool, which generates an implied rating by measuring a company's probability of default. Ratings information is as of September 30, 2020. Comprised of 36.1% leased to tenants with an actual investment grade rating and 29% leased to tenants with an Implied Investment Grade rating as of September 30, 2020.
10 Comprised of the principal amount of GNL's debt totaling $2.1 billion less cash and cash equivalents totaling $300.0 million, as of September 30, 2020.
11 The interest coverage ratio is calculated by dividing adjusted EBITDA by cash paid for interest (interest expense less non-cash portion of interest expense and amortization of mortgage (discount) premium, net) for the quarter ended September 30, 2020. Adjusted EBITDA and cash paid for interest are Non-GAAP metrics and are reconciled below.

Conference Call
GNL will host a conference call on November 5, 2020 at 1:00 p.m. ET to discuss its financial and operating results.
Dial-in instructions for the conference call and the replay are outlined below. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the GNL website, www.globalnetlease.com, in the “Investor Relations” section.
To listen to the live call, please go to GNL’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the GNL website at www.globalnetlease.com.
Conference Call Details
Live Call
Dial-In (Toll Free): 1-888-317-6003
International Dial-In: 1-412-317-6061
Canada Dial-In (Toll Free): 1-866-284-3684
Participant Elite Entry Number: 1377101
Conference Replay*
Domestic Dial-In (Toll Free): 1-877-344-7529
International Dial-In: 1-412-317-0088
Canada Dial-In (Toll Free): 1-855-669-9658
Conference Number: 10148229
*Available one hour after the end of the conference call through February 5, 2021.
Supplemental Schedules
The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of GNL’s website at www.globalnetlease.com and on the SEC website at www.sec.gov.
About Global Net Lease, Inc.
Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.
Important Notice
The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” "expects," “estimates,” “projects,” “plans,” “intends,” “may," "will," "would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company's control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on the Company, the Company's tenants and the global economy and financial markets and that any potential future acquisition is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those risk and uncertainties set forth in the Risk Factors section of the Company's Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 28, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company's subsequent reports. Further, forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.
Accounting Treatment of Rent Deferrals
The majority of the concessions granted to the Company's tenants as a result of the COVID-19 pandemic are rent deferrals with the original lease term unchanged and collection of deferred rent deemed probable. The Company’s revenue recognition policy requires that it must be probable that the Company will collect virtually all of the lease payments due and does not provide for partial reserves, or the ability to assume partial recovery. In light of the COVID-19 pandemic, the FASB and SEC agreed that for leases where the total lease cash flows will remain substantially the same or less than those after the COVID-19 related effects, companies may choose to forgo the evaluation of the enforceable rights and obligations of the original lease contract as a practical expedient and account for rent concessions as if they were part of the enforceable rights and obligations of the parties under the existing lease contract. As a result, we do not expect rental revenue used to calculate Net Income and NAREIT FFO to be significantly impacted by these types of deferrals. In addition, since we currently believe that these amounts are collectible, we have excluded from the increase in straight-line rent for AFFO purposes the amounts recognized under GAAP relating to these types of rent deferrals.

Contacts:
Investors and Media:
Email: investorrelations@globalnetlease.com
Phone: (212) 415-6510

Global Net Lease, Inc.
Consolidated Balance Sheets
(In thousands)

	September 30, 2020	December 31, 2019
ASSETS	(Unaudited)
Real estate investments, at cost:
Land	$443,555	$414,446
Buildings, fixtures and improvements	2,832,166	2,685,325
Construction in progress	4,905	11,725
Acquired intangible lease assets	670,575	651,768
Total real estate investments, at cost	3,951,201	3,763,264
Less accumulated depreciation and amortization	(625,098)	(517,123)
Total real estate investments, net	3,326,103	3,246,141
Assets held for sale	—	—
Cash and cash equivalents	300,000	270,302
Restricted cash	808	3,985
Derivative assets, at fair value	1,898	4,151
Unbilled straight-line rent	58,029	51,795
Operating lease right-of-use asset	56,229	50,211
Prepaid expenses and other assets	45,422	37,370
Due from related parties	366	351
Deferred tax assets	4,472	4,441
Goodwill and other intangible assets, net	22,492	21,920
Deferred financing costs, net	8,652	10,938
Total Assets	$3,824,471	$3,701,605

LIABILITIES AND EQUITY
Mortgage notes payable, net	$1,417,712	$1,272,154
Revolving credit facility	264,009	199,071
Term loan, net	417,072	397,893
Acquired intangible lease liabilities, net	29,402	30,529
Derivative liabilities, at fair value	18,546	7,507
Due to related parties	24	342
Accounts payable and accrued expenses	28,776	22,903
Operating lease liability	24,458	23,985
Prepaid rent	22,413	17,236
Deferred tax liability	15,146	14,975
Taxes payable	—	1,046
Dividends payable	5,014	4,006
Total Liabilities	2,242,572	1,991,647
Commitments and contingencies	—	—
Stockholders' Equity:
7.25% Series A cumulative redeemable preferred stock	68	68
6.875% Series B cumulative redeemable perpetual preferred stock	37	35
Common stock	2,227	2,225
Additional paid-in capital	2,413,117	2,408,353
Accumulated other comprehensive (loss) income	(5,630)	20,195
Accumulated deficit	(847,322)	(733,245)
Total Stockholders' Equity	1,562,497	1,697,631
Non-controlling interest	19,402	12,327
Total Equity	1,581,899	1,709,958
Total Liabilities and Equity	$3,824,471	$3,701,605

Global Net Lease, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,
	2020	2019
Revenue from tenants	$82,711	$77,942

Expenses:
Property operating	7,525	8,205
Operating fees to related parties	8,939	8,220
Impairment charges	—	6,375
Acquisition, transaction and other costs	75	192
General and administrative	2,641	3,250
Equity-based compensation	2,479	2,501
Depreciation and amortization	35,049	31,620
Total expenses	56,708	60,363
Operating income before gain on dispositions of real estate investments	26,003	17,579
Gain on dispositions of real estate investments	—	6,977
Operating income	26,003	24,556
Other income (expense):
Interest expense	(18,677)	(16,154)
Loss on extinguishment of debt	—	(563)
(Loss) gain on derivative instruments	(2,464)	3,044
Other income (expense)	142	(2)
Total other expense, net	(20,999)	(13,675)
Net income before income taxes	5,004	10,881
Income tax expense	(862)	(940)
Net income	4,142	9,941
Net income attributable to non-controlling interest	—	—
Preferred stock dividends	(4,644)	(3,081)
Net (loss) income attributable to common stockholders	$(502)	$6,860

Basic and Diluted Earnings Per Share:
Net (loss) income per share attributable to common stockholders — Basic and Diluted	$(0.01)	$0.08

Weighted average shares outstanding — Basic	89,483	85,255
Weighted average shares outstanding — Diluted	89,483	86,203

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended September 30,
	2020	2019
Adjusted EBITDA
Net income	$4,142	$9,941
Depreciation and amortization	35,049	31,620
Interest expense	18,677	16,154
Income tax expense	862	940
Impairment charges	—	6,375
Equity-based compensation	2,479	2,501
Non-cash portion of incentive fee	—	—
Acquisition and transaction related	75	192
Gain on dispositions of real estate investments	—	(6,977)
Loss (gain) on derivative instruments	2,464	(3,044)
Loss on extinguishment of debt	—	563
Other (income) expense	(142)	2
Adjusted EBITDA	63,606	58,267

Net operating income (NOI)
Operating fees to related parties	8,939	8,220
General and administrative	2,641	3,250
NOI	75,186	69,737
Amortization of above- and below- market leases and ground lease assets and liabilities, net	198	341
Straight-line rent	(1,879)	(1,506)
Cash NOI	$73,505	$68,572

Cash Paid for Interest:
Interest Expense	$18,677	$16,154
Non-cash portion of interest expense	(2,075)	(1,906)
Amortization of mortgage (discount) premium, net	—	(30)
Total cash paid for interest	$16,602	$14,218

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended September 30,		Three Months Ended June 30,
	2020	2019	2020
Net (loss) income attributable to stockholders (in accordance with GAAP)	$(502)	$6,860	$966
Impairment charges	—	6,375	—
Depreciation and amortization	35,049	31,620	33,984
(Gain) loss on dispositions of real estate investments	—	(6,977)	153
FFO (defined by NAREIT)	34,547	37,878	35,103
Acquisition, transaction and other costs	75	192	33
Loss on extinguishment of debt	—	563	309
Core FFO attributable to common stockholders	34,622	38,633	35,445
Non-cash equity-based compensation	2,479	2,501	2,513
Non-cash portion of interest expense	2,075	1,906	1,847
Amortization of above- and below-market leases and ground lease assets and liabilities, net	198	341	204
Straight-line rent	(1,879)	(1,506)	(3,068)
Straight-line rent (rent deferral agreements) [1]	320	—	1,508
Eliminate unrealized losses (gain) on foreign currency transactions [2]	3,061	(1,670)	1,325
Amortization of mortgage discounts and premiums, net	—	30	3
Adjusted funds from operations (AFFO) attributable to common stockholders	$40,876	$40,235	$39,777
Footnotes:
[1] Represents the amount of deferred rent pursuant to lease negotiations which qualify for FASB relief for which rent was deferred but not reduced. These amounts are included in the straight-line rent balances but are considered to be cash that is expected to be collected.
[2] For AFFO purposes, we add back unrealized (gain) loss. For the three months ended September 30, 2020, loss on derivative instruments were $2.5 million, which consisted of unrealized losses of $3.1 million and realized gains of $0.6 million. For the three months ended September 30, 2019, gains on derivative instruments were $3.0 million which consisted of unrealized gains of $1.7 million and realized gains of $1.3 million.

Caution on Use of Non-GAAP Measures

Funds from Operations (“FFO”), Core Funds from Operations (“Core FFO”), Adjusted Funds from Operations (“AFFO”), Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), and Net Operating Income (“NOI”) should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.

Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate Core FFO or AFFO differently than we do. Consequently, our presentation of FFO, Core FFO and AFFO may not be comparable to other similarly-titled measures presented by other REITs.

We consider FFO, Core FFO and AFFO useful indicators of our performance. Because FFO, Core FFO and AFFO calculations exclude such factors as depreciation and amortization of real estate assets and gain or loss from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO, Core FFO and AFFO presentations facilitate comparisons of operating performance between periods and between other REITs.

As a result, we believe that the use of FFO, Core FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO, Core FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Investors are cautioned that FFO, Core FFO and AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect the proportionate share of adjustments for non-controlling interest to arrive at FFO, Core FFO and AFFO, as applicable.

Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations

Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, NAREIT, an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.

We calculate FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper approved by the Board of Governors of NAREIT effective in December 2018 (the "White Paper"). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gain and loss from the sale of certain real estate assets, gain and loss from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Our FFO calculation complies with NAREIT's definition.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.

Core Funds from Operations

In calculating Core FFO, we start with FFO, then we exclude certain non-core items such as acquisition, transaction and other costs, as well as certain other costs that are considered to be non-core, such as debt extinguishment costs, fire loss and other costs related to damages at our properties. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our core business plan to generate operational income and cash flows in order to make dividend payments to stockholders. In evaluating investments in real estate, we differentiate the costs to acquire the investment from the subsequent operations of the investment. We also add back non-cash write-offs of deferred financing costs and prepayment penalties incurred with the early extinguishment of debt which are included in net income but are considered financing cash flows when paid in the statement of cash flows. We consider these write-offs and prepayment penalties to be capital transactions and not indicative of operations. By excluding expensed acquisition, transaction and other costs as well as non-core costs, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties.

Adjusted Funds from Operations

In calculating AFFO, we start with Core FFO, then we exclude certain income or expense items from AFFO that we consider more reflective of investing activities, other non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our business plan. These items include early extinguishment of debt and other items excluded in Core FFO as well as unrealized gain and loss, which may not ultimately be realized, such as gain or loss on derivative instruments, gain or loss on foreign currency transactions, and gain or loss on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent and equity-based compensation from AFFO, we believe we provide useful information regarding income and expense items which have a direct impact on our ongoing operating performance. We also include the realized gain or loss on foreign currency exchange contracts for AFFO as such items are part of our ongoing operations and affect our current operating performance. AFFO presented by us may not be comparable to AFFO reported by other REITs that define AFFO differently.

In calculating AFFO, we exclude certain expenses which under GAAP are characterized as operating expenses in determining operating net income. All paid and accrued merger, acquisition, transaction and other costs (including prepayment penalties for debt extinguishments) and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors, but are not reflective of on-going performance. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income. In addition, as discussed above, we view gain and loss from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management's analysis of our operating performance. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gain or loss, we believe AFFO provides useful supplemental information. By providing AFFO, we believe we are presenting useful information that can be used to better assess the sustainability of our ongoing operating performance without the impact of transactions or other items that are not related to the ongoing performance of our portfolio of properties. Furthermore, we believe that in order to facilitate a clear understanding of our operating results, AFFO should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. AFFO should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or ability to make distributions.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, and Net Operating Income

We believe that Adjusted EBITDA, which is earnings before interest, taxes, depreciation and amortization adjusted for acquisition, transaction and other costs, other non- cash items and including our pro-rata share from unconsolidated joint ventures, is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs. NOI is a non-GAAP financial measure equal to net income (loss), the most directly comparable GAAP financial measure, less discontinued operations, interest, other income and income from preferred equity investments and investment securities, plus corporate general and administrative expense, acquisition, transaction and other costs, depreciation and amortization, other non-cash expenses and interest expense. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI is a useful measure for evaluating the operating performance of our real estate assets and to make decisions about resource allocations. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition activity on an unlevered basis, providing perspective not immediately apparent from net income. NOI excludes certain components from net income in order to provide results that are more closely related to a property's results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity.